EXHIBIT 5.1

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE

Seattle, WA 98105

USA

Direct: +1 (206) 522-2256

E-mail: tpuzzo@puzzolaw.com

June 26, 2023

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Opti-Harvest, Inc.; Registration Statement on Form S-1

Ladies and Gentlemen:

We act as counsel to Opti-Harvest, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of (i) up to $9,210,925 of units (the “Units”), with each Unit consisting of one share (collectively, the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”) and one warrant (collectively, the “Warrants”) to purchase one share of Common Stock, (ii) up to $9,210,925 of shares of Common Stock to be issued upon exercise of the Warrants (the “Warrant Shares”), and (iii) certain Underwriter Warrant Shares (as defined below). The Shares are to be offered by the Company under a Registration Statement on Form S-1 (Registration No. 333-        ), as may be amended from time to time (the “Registration Statement”), in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”). Of the $9,210,925 of Units, $8,009,500 of the Units, consisting of $8,009,500 of Shares and an equal number of Warrants are to be offered to the public and up to $1,201,425 of the Units, consisting of $1,201,425 of Shares and an equal number of Warrants, are subject to an over-allotment option granted to the underwriters in connection with the offering. Additionally, up to $552,655.50 of Shares (the “Underwriter Warrant Shares”) are to be issued upon exercise of warrants granted to the underwriters in connection with the issuance of the Units (the “Underwriter Warrants”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	a form of Underwriting Agreement between the Company and Westpark Capital, Inc., acting as representative of the several underwriters (the “Underwriting Agreement);

(c)	a form of the Warrants;

(d)	a form of Underwriter Warrants;

(e)	the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on June 20, 2016, as amended;

(f)	the Bylaws of the Company as adopted on June 20, 2016;

(g)	a specimen certificate representing the Common Stock; and

Opti-Harvest, Inc.

June 21, 2023

(h)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and registration under the Securities Act of the Shares, the Warrants, the Warrant Shares, and the Underwriter Warrant Shares, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of documents, we have assumed the legal capacity of all-natural persons executing the documents, the genuineness of all signatures on the documents; the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the issuance of the Units has been duly authorized and, upon issuance in accordance with the terms of the Underwriting Agreement, the Units will be validly issued, fully paid, and nonassessable;

(b)	the issuance of the Shares has been duly authorized and, upon issuance in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable;

(c)	the issuance of the Warrants has been duly authorized;

(d)	the issuance of the Warrant Shares has been duly authorized and, upon issuance of the Warrant Shares upon exercise of and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable;

(e)	the issuance of the Underwriter Warrants has been duly authorized; and

(f)	the issuance of the Underwriter Warrant Shares has been duly authorized, and upon issuance the Underwriter Warrant Shares upon exercise of and in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

We express no opinion herein as to the laws of any state or jurisdiction other than the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

Opti-Harvest, Inc.

June 21, 2023

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

LAW OFFICES OF THOMAS E. PUZZO, PLLC

/s/ Law Offices of Thomas E. Puzzo, PLLC